COTY ANNOUNCES FIRST QUARTER FISCAL YEAR 2027 RESULTS

Q1 Profit and EPS Ahead of Guidance; Modest Sales Decline of 1%, with LFL Sales Down 2%
Top 6 Core Prestige Brands Back to Growth
Operating Cash Flow Up $65 Million YoY to $130 Million, with Free Cash Flow of $85 Million
Extended Marc Jacobs License, with 40-Year Duration, Reaffirms Coty as Beauty Partner of Choice for Luxury
NEW YORK -- November 4, 2026 -- Coty Inc. (NYSE: COTY) (Paris: COTY) ("Coty" or "the Company") today announced its results for the first quarter of fiscal year 2027, ended September 30, 2026.

"Our first quarter results were ahead of expectations on sales, adjusted EBITDA, and EPS, alongside a significant improvement in free cash flow, supported by the focus of Coty.Curated,” said Markus Strobel, Executive Chairman and Interim Chief Executive Officer. "Our like-for-like sales decline narrowed to 2%, broadly in line with the fourth quarter and a clear improvement from the declines of 6% and 4% in the first and second halves of fiscal 2026, reflecting improvements in key markets like the U.S., Asia Pacific, and Latin America. While our progress in the first quarter is encouraging, we have more work to do to translate green shoots into a broad-based recovery.

"Our Coty.Curated framework is beginning to deliver results. Over the past year, we have increasingly concentrated investment behind our Top 6 core Prestige brands, which represented 73% of Prestige sales in Q1. These brands moved from a 6% like-for-like decline in the first half of fiscal 2026 to 5% like-for-like growth in the first quarter, with five of the six growing and combined sell-out returning to growth. Our first half launches, including BOSS Bottled Beyond for Her, Burberry Goddess Amber Vanilla, Mood Stones by Kylie Jenner, and Marc Jacobs Beauty makeup, are resonating with consumers and tracking ahead of plan.

"I am proud that we have extended the Marc Jacobs license, securing a 40-year license duration for the brand. Since our partnership began in 2003, Coty has built multiple iconic fragrances, with Marc Jacobs fragrances now ranking among the Top 10 to 15 prestige female fragrances across the U.S., U.K., Canada, and Australia. The recent launch of Marc Jacobs Beauty makeup is also off to a strong start across these markets. The multi-decade agreement provides Coty with a strong platform to build on that momentum while enhancing the long-term visibility of Coty’s Prestige portfolio. This extension is also a powerful testament to Coty’s position as a partner of choice for the world’s leading luxury fashion and lifestyle brands.

"In Consumer Beauty, the like-for-like decline narrowed to 3% from 8% in the first half of fiscal 2026. CoverGirl and Sally Hansen in the U.S. and Rimmel in the U.K. are narrowing their retail sales gap to their categories. Sally Hansen regained the number-one position among U.S. mass nail brands in the overall nail category.

"The prestige and mass beauty markets continue to grow despite macroeconomic uncertainty, while our overall sell-out still trails the market in both divisions. Our priority is to translate investment into stronger sell-out and market share gains, with market share embedded in how we reward performance across the organization.

"We remain committed to completing the strategic review by the end of calendar 2026. Alongside it, we are designing the organization and cost structure to improve execution and prioritize reinvestment behind our brands. We will continue to build on our strengths: a portfolio of leading brands, strong category positions, and a differentiated end-to-end global platform. As we’ve previously shared, FY27 will be a transition year. We expect the recovery to be uneven, and implementation will take time. We know confidence is earned through consistent delivery, and our goal is to steadily improve execution and translate it into shareholder value in the years ahead."

Soraya Benchikh, Chief Financial Officer, said, "I joined Coty at a pivotal moment, with clear priorities to deliver quality growth, improve productivity to fund disciplined reinvestment, and strengthen cash generation and conversion. The first quarter shows encouraging early progress on each, although sustainable improvement will take time. We delivered adjusted EBITDA ahead of our guidance, supported by better-than-expected sales and cost control, while continuing to invest in our brands. The year-over-year decline in adjusted EBITDA moderated to 7% from steeper declines in fiscal 2026.

"On cash, better payables and receivables performance helped improve free cash flow to $85 million. Our free cash flow, together with the initial $250 million of Gucci Beauty proceeds, reduced net debt by over $300 million since June.

"Our objective is to create value over time through a virtuous cycle: focused investment drives quality growth, while better gross margins and a more efficient cost base strengthen earnings. Converting those earnings into cash supports deleveraging and reinvestment in the next phase of sustainable growth. This is the model we are focused on executing with discipline and accountability, quarter after quarter."

*Top 6 Core Prestige Brands include Hugo Boss, Burberry, Calvin Klein, Marc Jacobs, Chloé, and Kylie Cosmetics. Top 4 Core Consumer Beauty Brands include CoverGirl, Rimmel, Sally Hansen, and adidas.

RESULTS AT A GLANCE

	Three Months Ended September 30, 2026
(in millions, except per share data)		Change YoY
COTY INC.		Reported Basis	(LFL)
Net revenues	$1,555.2	(1%)	(2%)
Gross Margin - reported	63.3%
Gross Margin - adjusted*	63.3%
Operating income - reported	170.4	(8%)
Net income attributable to common shareholders - reported **	106.2	64%
Operating income - adjusted*	220.5	(8%)
Net income attributable to common shareholders - adjusted* **	146.1	38%
EBITDA - adjusted*	274.2	(7%)
EPS attributable to common shareholders (diluted) - reported	$0.12	71%
EPS attributable to common shareholders (diluted) - adjusted*	$0.16	33%
Cash flow from operations	130.4
Free cash flow*	84.6
*    These measures, as well as “financial net debt,” are Non-GAAP Financial Measures. Refer to “Non-GAAP Financial Measures” for discussion of these measures. Reconciliations from reported to adjusted results can be found at the end of this release.
**    Net income for Coty Inc. is net of the Convertible Series B Preferred Stock dividends.

Three Months Ended September 30, 2026, Summary Results
For the three months ended September 30, 2026, compared to the three months ended September 30, 2025:
•Net revenue of $1,555.2 million decreased 1% on a reported basis. On a like-for-like (LFL) basis, net revenue declined 2%.
•Prestige net revenue of $1,058.4 million, representing 68% of the Company's total sales, declined 1% on a reported and LFL basis.
•Consumer Beauty net revenue of $496.8 million, representing 32% of the Company's total sales, decreased 2% on a reported basis and 3% on a LFL basis.
•Reported and adjusted gross margin of 63.3% decreased 120 basis points year-over-year. The decline reflected pressure from higher freight and material costs related to the Middle East conflict, alongside higher excess and obsolescence reflecting elevated demand forecasts.
•Reported operating income of $170.4 million declined from $185.0 million in the prior year. Reported operating margin of 11.0% compared to 11.7% in the prior year. Adjusted operating income of $220.5 million declined from $240.5 million in the prior year, reflecting lower sales and gross profit. Adjusted operating margin of 14.2% contracted by 100 basis points year-over-year.
•Reported net income of $106.2 million increased from $64.6 million in the prior year. Reported net income margin of 6.8% compared to 4.1% in the prior year. Adjusted net income of $146.1 million improved from $106.0 million in the prior year. Adjusted net income margin of 9.4% improved from 6.7% in the prior year. Reported and adjusted net income included a $14.8 million benefit from the mark-to-market on the equity swap, compared with a $26.5 million negative impact from the mark-to-market on the equity swap in the prior-year quarter.
•Adjusted EBITDA of $274.2 million decreased 7% from $296.1 million. Adjusted EBITDA margin of 17.6% decreased by 120 basis points.

•Reported earnings per share of $0.12 compared with $0.07 in the prior year. Adjusted earnings per share of $0.16 compared with $0.12 in the prior year. Adjusted earnings per share included a $0.01 benefit from the mark-to-market on the equity swap, compared with a $0.03 negative impact from the mark-to-market on the equity swap in the prior-year quarter.
•Cash flow from operating activities was $130.4 million, compared with $65.2 million in the prior-year period. Free cash flow was $84.6 million, compared with $11.2 million in the prior-year period.
•Total debt of $2,787.0 million on September 30, 2026, decreased from $3,088.2 million as of June 30, 2026. This resulted in a total debt to net income ratio of 5.1x. Financial net debt of $2,576.4 million decreased from $2,912.1 million on June 30, 2026. This resulted in a financial leverage ratio (net debt to adjusted EBITDA) of 3.1x.

Noteworthy Developments:

•Coty continues to implement its Coty.Curated framework to support sharper focus and stronger execution across the portfolio.
•Coty’s Prestige strategy is anchored in its Top 6 core Prestige brands, Burberry, Hugo Boss, Calvin Klein, Marc Jacobs, Chloé, and Kylie Cosmetics, which collectively returned to growth in Q1, up 5%. Key launches continued to perform well, including BOSS Bottled Beyond for Her, Mood Stones by Kylie Jenner, and Marc Jacobs makeup, which contributed approximately 2% of the growth in these Top 6 core brands.
•Coty extended the Marc Jacobs license, securing a 40-year license duration for the brand and building on a partnership that began in 2003. The agreement reinforces Coty’s position as a partner of choice for the world’s leading luxury fashion brands and increases the long-term visibility of its Prestige portfolio.
•Coty sharpened investment behind its four core Consumer Beauty brands, CoverGirl, Rimmel, Sally Hansen, and adidas. In the U.S., CoverGirl continued to narrow its category gap in both value and units, while Sally Hansen outperformed the category in units and regained its position as the #1 mass nail brand.
•Coty released its Fiscal Year 2026 (FY26) Sustainability Report under its Beauty That Lasts strategy on October 21, 2026. The report details advances across focus areas, including validation of Coty’s Net Zero 2050 target, achieving its water withdrawal reduction target, decreasing virgin plastic use, and investment in employees’ digital and leadership skills.

Pipeline for FY27 and Beyond:

Prestige Plans
•Building on the fully incremental launch of BOSS Bottled Beyond for Her to grow Hugo Boss’s female fragrance business, while focusing investment on the brand’s core franchises
•Amplifying Burberry’s fragrance and makeup momentum with higher marketing investment to deepen consumer engagement, while strengthening the brand’s presence in ultra-premium fragrance with the Prorsum collection’s launch at select retailers. Burberry’s Goddess Amber Vanilla fragrance extension is already a Top 5 female launch and performing ahead of expectations, supported by its distinctive packaging and ingredient profile
•Building Marc Jacobs Beauty into a multi-category brand with the successful launch of Marc Jacobs Beauty makeup online and in hundreds of Sephora stores across the U.S., U.K., Australia, and Canada with retail sales exceeding targets, while simultaneously driving a halo on the core fragrance business
•Fueling continued growth in Kylie Cosmetics’ makeup and fragrance sales through the strong incremental launch of the Mood Stones by Kylie Jenner fragrance collection and new lip kits, resulting in double-digit brand LFL sales growth in Q1
•Advancing additional launches and strengthening the base business across multiple brands including Calvin Klein, Chloé, and Davidoff, alongside the planned debut of Etro fragrances in the second half and Swarovski fragrances in CY27

Consumer Beauty Plans
•Focusing Color the Future on fewer, higher-impact launches, including CoverGirl's Clean Fresh Yummy Big Oil Stick, Rimmel's Oh My Gloss! Slip Stick, Max Factor's Lasting Blur, and seasonal shade stories from Sally Hansen's Miracle Gel and INSTA-DRI
•Implementing Future of Scenting to sharpen focus across the mass fragrance portfolio and drive more consistent performance, with continued scaling of adidas fragrances globally

Outlook

Consumer demand for beauty remains resilient, with more moderate but continued growth in fragrances and cosmetics. Coty continues to advance its Coty.Curated strategic framework, focusing on core brands and markets, reducing portfolio complexity, increasing agility through organizational simplification, and identifying savings opportunities across the P&L to support increased investment in consumer engagement while also strengthening profitability.

Coty expects 2Q27 LFL revenue to decline by a low-single-digit percentage, broadly consistent with the last two quarters. As part of this outlook, the Company anticipates continued LFL sales growth in its Top 6 core Prestige brands. On a reported basis, Coty expects a low-single-digit percentage headwind to Q2 revenues from foreign exchange (FX).

Coty anticipates Q2 adjusted EBITDA to decline by a high-single-digit percentage, consistent with the trends in Q1. This is expected to result in adjusted EPS, excluding the equity swap, of $0.16 to $0.18 per share.

Supported by the seasonally strong business dynamics in the first half, as well as continued disciplined capital expenditure and working capital management, Coty continues to expect free cash flow for the first half of FY27 of over $300 million.

FY27 is expected to be a transition year as Coty completes its strategic review and advances the early-stage implementation of Coty.Curated. Accordingly, at this stage Coty is providing guidance for Q2. Following the expected completion of the Company's strategic review by the end of CY26, Coty expects to provide a broader outlook supported by greater visibility into Coty's growth and profitability trajectory.

First Quarter Fiscal 2027 Business Review by Segment

	Three Months Ended September 30,
(in millions)	2026	2025	Change YoY	LFL Change YoY	Margin (a)
Net Revenue:
Prestige	$1,058.4	$1,069.5	(1%)	(1%)
Consumer Beauty	496.8	507.7	(2%)	(3%)
Total Net Revenue	$1,555.2	$1,577.2	(1%)	(2%)

Reported Operating Income (Loss):
Prestige	$211.0	$208.9	1%		19.9%
Consumer Beauty	(24.1)	(7.7)	<(100%)		(4.9)%
Corporate	(16.5)	(16.2)	(2%)		N/A
Total Reported Operating Income	$170.4	$185.0	(8%)		11.0%

Adjusted Operating Income (Loss):
Prestige	$235.5	$239.0	(1%)		22.3%
Consumer Beauty	(15.0)	1.5	<(100%)		(3.0)%
Total Adjusted Operating Income	$220.5	$240.5	(8%)		14.2%

Adjusted EBITDA:
Prestige	$262.5	$267.6	(2%)		24.8%
Consumer Beauty	11.7	28.5	(59%)		2.4%
Total Adjusted EBITDA	$274.2	$296.1	(7%)		17.6%
(a) The margin of each of the items included for each segment is calculated as a percentage of the divisional net revenues.

Prestige
•Reported net revenues in the first quarter decreased by $11.1 million year-over-year primarily driven by a moderate decline in Prestige fragrance and skin care, partially offset by growth in Prestige cosmetics.
•Reported operating income increased in the first quarter, primarily due to lower advertising and consumer promotional costs, largely offset by lower gross margin.

Consumer Beauty
•Reported net revenues in the first quarter decreased by $10.9 million year-over-year primarily driven by a decrease in color cosmetics and mass fragrance sales, partially offset by growth in mass body care.
•Reported operating loss in the first quarter worsened, driven by lower gross margin and higher SG&A.

First Quarter Fiscal 2027 Business Review by Region

	Three Months Ended September 30,
	Net Revenues		Change YoY
(in millions)	2026	2025	Reported Basis	LFL
Americas	$653.0	$649.6	1%	—%
EMEA	710.0	754.8	(6)%	(5)%
Asia Pacific	192.2	172.8	11%	8%
Total	$1,555.2	$1,577.2	(1)%	(2)%

Americas
•Reported net revenues in the first quarter increased by $3.4 million year-over-year primarily driven by higher sales in Brazil.

EMEA
•Reported net revenues in the first quarter decreased by $44.8 million year-over-year primarily driven by lower sales in the Middle East and Europe, partially offset by higher sales in Africa.

Asia Pacific
•Reported net revenues in the first quarter increased by $19.4 million year-over-year primarily driven by higher sales in China, Southeast Asia, and the Asia Travel Retail channel.

Conference Call
Coty Inc. will issue pre-recorded remarks on November 4, 2026 at approximately 4:45 PM (ET) / 10:45 PM (CET) and will hold a live question and answer session on November 5, 2026 beginning at 9:30 AM (ET) / 3:30 PM (CET). The pre-recorded remarks and live question and answer session will be available at http://investors.coty.com. The dial-in number for the live question and answer session is 1-800-274-8461 in the U.S. or 1-203-518-9814 internationally (conference passcode number: COTY1Q27).

For more information:
Investor Relations
Olga Levinzon, +1 212 389-7733
olga_levinzon@cotyinc.com

Media
Antonia Werther, +31 621 394495
antonia_werther@cotyinc.com

About Coty Inc.
Founded in Paris in 1904, Coty is one of the world’s largest beauty companies with a portfolio of iconic brands across fragrance, color cosmetics, and skin and body care. Coty serves consumers around the world, selling prestige and mass market products in over 120 countries and territories. Coty and our brands empower people to express themselves freely, creating their own visions of beauty; and we are committed to protecting the planet.
Learn more at coty.com or on LinkedIn and Instagram.

Forward Looking Statements
Certain statements in this Earnings Release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views with respect to, among other things, strategic planning, targets and outlook for future reporting periods (including the extent and timing of revenue, expense and profit trends and changes in operating cash flows and cash flows from operating activities and investing activities, as well as the Company’s expectations for the impact of the exit from the Gucci Beauty license), the Company’s future operations and strategy (including the ongoing refinement and implementation and related impact of its global business strategies), the Company's plans to evaluate its central organization, manufacturing and asset base, and certain market structures to adjust its scope and size for future business, the Company's ongoing and future cost efficiency, optimization and restructuring initiatives and programs, (including plans to develop a significant fixed-cost savings plan in connection with the exit from the Gucci Beauty license), the ongoing strategic review of the Company’s consumer beauty business, including its mass color cosmetics business and associated brands and the Company’s distinct Brazil business comprised of local Brazilian brands, the timing and outcome of such strategic review and any transactions related thereto, use of proceeds from any such transactions, expectations and/or plans with respect to joint ventures, the timing and size of any future distribution related to the Wella distribution rights, the Company’s capital allocation strategy and payment of dividends (including suspension of dividend payments and the duration thereof and any plans to resume cash dividends on common stock or to continue to pay dividends in cash on preferred stock) and expectations for stock repurchases or investments, plans and expectations with respect to licenses and/or portfolio changes, product launches, relaunches or rebranding (including the expected timing or impact thereof), plans for strengthening presence in certain categories, markets and channels, expectations for the impact, costs, timing and outcome of any future divestitures, expectations for synergies, savings, performance, cost, timing and integration of any future acquisitions, expectations for future cash flows, liquidity and borrowing capacity (including any refinancing or deleveraging activities), timing and size of cash outflows and debt deleveraging, the timing and magnitude of any "true-up" payments in connection with the Company’s forward repurchase contracts and plans for the settlement of such contracts, the timing and extent of any future impairments, and synergies, savings, impact, cost and timing of the Company's ongoing refinement and implementation of its global business strategies (including operational and organizational structure changes, operational execution and simplification initiatives, fixed cost reduction plans, continued process improvements and supply chain changes), the expected impact of geopolitical risks including the ongoing war in Ukraine and/or the war in the Middle East on its business operations, sales outlook and strategy, expectations regarding the impact of tariffs (including magnitude, scope and timing) and plans to manage such impact, expectations of the impact of inflationary pressures and the timing, magnitude and impact of pricing actions to offset inflationary costs, the expected impact of global supply chain challenges and/or inflationary pressures (including as a result of the war in Ukraine and/or the war in the Middle East (including the expected impacted of elevated Brent crude oil prices), or due to a change in tariffs or trade policy impacting raw materials, expectations regarding future service levels, inventory levels and excess and obsolescence trends (including as a result of the Coty.Curated framework), the expected impact, cost, timing and implementation of e-commerce and digital initiatives, expectations regarding the expanded use of artificial intelligence ("AI") and advanced analytics in the Company's operations and the timing and impact thereof, the expected impact, cost, timing and implementation of sustainability initiatives (including progress, plans, goals and its ability to achieve sustainability targets), and the priorities of senior management. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “are going to”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “temporary”, “target”, “aim”, “potential”, “goal” and similar words or phrases. These statements are based on certain assumptions and estimates that the Company considers reasonable, but are subject to a number of risks and uncertainties, many of which are beyond its control, which could cause actual events or results (including its financial condition, results of operations, cash flows and prospects) to differ materially from such statements, including risks and uncertainties relating to:
•the Company’s ability to successfully implement its strategic priorities (including leveraging its leadership position and capabilities in global fragrances to fuel strong expansion and strengthen its presence in a limited number of structurally profitable and growing beauty categories and geographic markets at scale), achieve the benefits contemplated by its long-term objectives (including value creation, growth, profitability and debt deleveraging), and compete effectively in the beauty industry, in each case within the expected time frame or at all;
•the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including new products in the Company's prestige fragrance and prestige cosmetics portfolios, any relaunched or rebranded products and the anticipated costs and discounting associated with such relaunches and rebrands, and consumer receptiveness to the Company's current and future marketing philosophy and consumer engagement activities (including digital marketing and media) and the Company's ability to effectively manage its production and inventory levels in response to demand;

•use of estimates and assumptions in preparing the Company’s financial statements, including with regard to revenue recognition, income taxes (including the expected timing and amount of the release of any tax valuation allowance), the assessment of goodwill, other intangible and long-lived assets for impairments, and the market value of inventory;
•the impact of any future impairments;
•managerial, transformational, operational, regulatory, legal and financial risks, including diversion of management attention to and management of cash flows, expenses and costs associated with the Company's transformation agenda, its global business strategies, the management of the Company's strategic partnerships, the strategic review of its consumer beauty business, and future strategic initiatives, and, in particular, the Company's ability to manage and execute many initiatives simultaneously including any resulting complexity, employee attrition or diversion of resources;
•the timing, costs and impacts of divestitures and the amount and use of proceeds from any such transactions;
•future divestitures and the impact thereof on, and future acquisitions, new licenses and joint ventures and the integration thereof with, the Company's business, operations, systems, financial data and culture and the ability to realize synergies, manage supply chain challenges and other business disruptions, reduce costs (including through the Company’s cash efficiency initiatives), avoid liabilities and realize potential efficiencies and benefits (including through its restructuring initiatives or current or future fixed-cost savings plans) at the levels and at the costs and within the time frames contemplated or at all;
•increased competition, consolidation among retailers, shifts in consumers’ preferred distribution and marketing channels (including to digital and prestige channels), distribution and shelf-space resets or reductions, compression of go-to-market cycles, changes in product and marketing requirements by retailers, reductions in retailer inventory levels and order lead-times or changes in purchasing patterns, impact from public health events on retail revenues, and other changes in the retail, e-commerce and wholesale environment in which the Company does business and sells its products and the Company’s ability to respond to such changes (including its ability to expand its digital, direct-to-consumer and e-commerce capabilities within contemplated timeframes or at all);
•the Company and its joint ventures’, business partners’ and licensors’ abilities to obtain, maintain and protect the intellectual property used in its and their respective businesses, protect its and their respective reputations (including those of its and their executives or influencers), public goodwill, and defend claims by third parties for infringement of intellectual property rights;
•any change to the Company’s capital allocation and/or cash management priorities, including any change in the Company’s dividend policy and any change in its stock repurchase plans;
•any unanticipated problems, liabilities or integration or other challenges associated with a past or future acquired business, joint ventures or strategic partnerships which could result in increased risk or new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory, compliance or legal matters, and specifically in connection with the Company’s strategic partnerships, risks related to the entry into a new distribution channel, the potential for channel conflict, risks of retaining customers and key employees, difficulties of integration (or the risks associated with limiting integration) and management of the partnerships, the Company’s relationships with its strategic partners, the Company's ability to protect trademarks and brand names, litigation, investigations by governmental authorities, and changes in law, regulations and policies that affect the business or products of the Company’s strategic partnerships, including the risk that direct selling laws and regulations may be modified, interpreted or enforced in a manner that results in a negative impact to the business model, revenue, sales force or business of any of the Company’s strategic partnerships;
•the Company’s international operations and joint ventures, including enforceability and effectiveness of its joint venture agreements and reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex local and international regulations;
•the Company’s dependence on certain licenses (especially in the fragrance category) and the Company’s ability to renew expiring licenses on favorable terms or at all;
•the Company’s dependence on entities performing outsourced functions, including outsourcing of distribution functions, and third-party manufacturers, logistics and supply chain suppliers, and other suppliers, including third-party software providers, web-hosting and e-commerce providers;

•administrative, product development and other difficulties in meeting the expected timing of market expansions, product launches, re-launches and marketing efforts, including in connection with new products in the Company's skincare and prestige cosmetics portfolios;
•changes in the demand for the Company’s products due to declining or depressed global or regional economic conditions, and declines in consumer confidence or spending, whether related to the economy (such as austerity measures, tax increases, high fuel costs, or higher unemployment), wars and other hostilities and armed conflicts, natural or other disasters, weather, pandemics, security concerns, terrorist attacks or other factors;
•global political and/or economic uncertainties, disruptions or major regulatory or policy changes, and/or the enforcement thereof that affect the Company’s business, financial performance, operations or products, including the impact of the war in Ukraine and any escalation or expansion thereof, war in the Middle East and any escalation or expansion thereof, the current administration in the U.S. and related changes to regulatory and trade policies, changes in the U.S. tax code and/or tax regulations in other jurisdictions where the Company operates (including implementation of the global minimum corporate tax (part of the “Pillar Two Model Rules”) that may impact the Company's tax liability in the European Union), and recent changes and future changes in tariffs, retaliatory or trade protection measures, trade policies and other international trade regulations in the U.S., the European Union and Asia and in other regions where the Company operates (and the Company’s ability to manage the impact of such changes), potential regulatory limits on payment terms in the European Union, future changes in sanctions regulations, recent and future changes in regulations impacting the beauty industry, including regulatory measures addressing products, formulations, raw materials and packaging, and recent and future regulatory measures restricting or otherwise impacting the use of web sites, mobile applications or social media platforms that the Company uses in connection with its digital marketing and e-commerce activities;
•currency exchange rate volatility and currency devaluation and/or inflation, including the impact of elevated oil prices;
•the impact of ongoing wars and geo-political uncertainty on capital markets and the related impact on the Company's ability to refinance outstanding debt at favorable rates;
•the Company's ability to implement and maintain pricing actions to effectively mitigate increased costs and inflationary pressures, and the reaction of customers or consumers to such pricing actions;
•the number, type, outcomes (by judgment, order or settlement) and costs of current or future legal, compliance, tax, regulatory or administrative proceedings, investigations and/or litigation, including product liability cases (including asbestos and talc-related litigation for which indemnities and/or insurance may not be available), distributor or licensor litigation, and compliance, litigation or investigations relating to the Company's joint ventures or strategic partnerships;
•the Company’s ability to manage seasonal factors and other variability and to anticipate future business trends and needs;
•disruptions in the availability and distribution of raw materials and components needed to manufacture the Company's products, and the Company's ability to effectively manage its production and inventory levels in response to supply challenges;
•disruptions in operations, sales and in other areas, including due to disruptions in the Company's supply chain, restructurings and other business alignment activities, manufacturing or information technology systems, labor disputes, extreme weather and natural disasters, impact from public health events, the outbreak of war or hostilities (including the war in Ukraine and war in the Middle East and any escalation or expansion thereof), the impact of global supply chain challenges or other disruptions in the international flow of goods (including disruptions arising from the closure of strategic airspaces or critical maritime routes or from changing tariff scenarios), and the impact of such disruptions on the Company’s ability to generate profits, stabilize or grow revenues or cash flows, comply with its contractual obligations and accurately forecast demand and supply needs and/or future results;
•the Company’s ability to adapt its business to address climate change concerns, including through the implementation of new or unproven technologies or processes, and to respond to increasing governmental and regulatory measures relating to environmental, social and governance matters, including expanding mandatory and voluntary reporting, diligence and disclosure, as well as new taxes (including on energy and plastic), new diligence requirements and the impact of such measures or processes on its costs, business operations and strategy;
•restrictions imposed on the Company through its license agreements, credit facilities and senior unsecured bonds or other material contracts, its ability to generate cash flow to repay, refinance or recapitalize debt and otherwise comply with its debt instruments, and changes in the manner in which the Company finances its debt and future capital needs;

•increasing dependency on information technology, including as a result of expanded use of AI and advanced analytics in the Company's operations as well as remote working practices, and the Company’s ability or the ability of any of the third-party service providers the Company uses to support its business, to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, including ransomware attacks, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, and the cost of compliance or the Company’s failure to comply with any privacy or data security laws (including the European Union General Data Protection Regulation, the California Consumer Privacy Act and similar state laws, the Brazil General Data Protection Law, and the China Data Security Law and Personal Information Protection Law) or to protect against theft of customer, employee and corporate sensitive information;
•the Company’s ability to attract and retain key personnel and the impact of senior management transitions;
•the distribution and sale by third parties of counterfeit and/or gray market versions of the Company’s products;
•the impact of the Company’s ongoing strategic transformation agenda and continued process improvements on the Company’s relationships with key customers and suppliers and certain material contracts;
•the Company’s relationship with JAB Beauty B.V., as the Company’s majority stockholder, and its affiliates, and any related conflicts of interest or litigation;
•the Company’s relationship with KKR, whose affiliates are investors in the Wella Company following the sale of a majority stake in its Professional and Retail Hair business and the subsequent sale of its remaining Wella stake, and any related conflicts of interest or litigation, and the timing, terms and proceeds of any future sale or public offering of Wella and the impact thereof on the Company's distribution rights;
•future sales of a significant number of shares by the Company’s majority stockholder or the perception that such sales could occur; and
•other factors described elsewhere in this document and in documents that the Company files with the SEC from time to time.
More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K for the year ended June 30, 2026, and other periodic reports the Company has filed and may file with the SEC from time to time.
All forward-looking statements made in this release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this release, and the Company does not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.
Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.
Non-GAAP Financial Measures
To supplement the financial measures prepared in accordance with GAAP, we use non-GAAP financial measures for Coty Inc. including Adjusted operating income (loss), Adjusted EBITDA, Adjusted net income (loss), and Adjusted net income (loss) attributable to Coty Inc. to common stockholders (collectively, the “Adjusted Performance Measures”). The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in tables below. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies, including companies in the beauty industry, may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.
Despite the limitations of these non-GAAP financial measures, our management uses the Adjusted Performance Measures as key metrics in the evaluation of our performance and annual budgets and to benchmark performance of our business against our competitors. The following are examples of how these Adjusted Performance Measures are utilized by our management:
•strategic plans and annual budgets are prepared using the Adjusted Performance Measures;

•senior management receives a monthly analysis comparing budget to actual operating results that is prepared using the Adjusted Performance Measures; and
•senior management’s annual compensation is calculated, in part, by using some of the Adjusted Performance Measures.
In addition, our financial covenant compliance calculations under our debt agreements are substantially derived from these Adjusted Performance Measures.
Our management believes that Adjusted Performance Measures are useful to investors in their assessment of our operating performance and the valuation of the Company. In addition, these non-GAAP financial measures address questions we routinely receive from analysts and investors and, in order to ensure that all investors have access to the same data, our management has determined that it is appropriate to make this data available to all investors. The Adjusted Performance Measures exclude the impact of certain items (as further described below) and provide supplemental information regarding our operating performance. By disclosing these non-GAAP financial measures, our management intends to provide investors with a supplemental comparison of our operating results and trends for the periods presented. Our management believes these measures are also useful to investors as such measures allow investors to evaluate our performance using the same metrics that our management uses to evaluate past performance and prospects for future performance. We provide disclosure of the effects of these non-GAAP financial measures by presenting the corresponding measure prepared in conformity with GAAP in our financial statements, and by providing a reconciliation to the corresponding GAAP measure so that investors may understand the adjustments made in arriving at the non-GAAP financial measures and use the information to perform their own analyses.
Adjusted operating income/(loss) /Adjusted EBITDA excludes restructuring costs and business structure realignment programs, amortization, acquisition- and divestiture-related costs and acquisition accounting impacts, stock-based compensation, and asset impairment charges and other adjustments as described below. For adjusted EBITDA, in addition to the preceding, we exclude adjusted depreciation as defined below. We do not consider these items to be reflective of our core operating performance due to the variability of such items from period-to-period in terms of size, nature and significance. They are primarily incurred to realign our operating structure and integrate new acquisitions, and implement divestitures of components of our business, and fluctuate based on specific facts and circumstances. Additionally, Adjusted net income (loss) attributable to Coty Inc. and Adjusted net income (loss) attributable to Coty Inc. per common share are adjusted for certain interest and other (income) expense items, as described below, and the related tax effects of each of the items used to derive Adjusted net income (loss) as such charges are not used by our management in assessing our operating performance period-to-period.
Adjusted Performance Measures reflect adjustments based on the following items:
•Costs related to acquisition and divestiture activities: The Company has excluded acquisition- and divestiture-related costs and the accounting impacts such as those related to transaction costs and costs associated with the revaluation of acquired inventory in connection with business combinations because these costs are unique to each transaction. Additionally, for divestitures, the Company excludes write-offs of assets that are no longer recoverable and contract related costs due to the divestiture. The nature and amount of such costs vary significantly based on the size and timing of the acquisitions and divestitures, and the maturities of the businesses being acquired or divested. Also, the size, complexity and/or volume of past transactions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions or divestitures.
•Restructuring and other business realignment costs: The Company has excluded costs associated with restructuring and business structure realignment programs to allow for comparable financial results to historical operations and forward-looking guidance. In addition, the nature and amount of such charges vary significantly based on the size and timing of the programs. By excluding the referenced expenses from the non-GAAP financial measures, management is able to further evaluate the Company's ability to utilize existing assets and estimate their long-term value. Furthermore, our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Asset impairment charges: The Company has excluded the impact of asset impairments as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Amortization expense: The Company has excluded the impact of amortization of finite-lived intangible assets, as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance. Although we exclude amortization of intangible assets from our non-GAAP expenses, our management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.
•Gain or loss on brand exit, sale and early license termination: The Company has excluded the impact of gain or loss on brand exit, sale and early license termination as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of the brand exit, sale and early license termination.
•Costs related to market exit: The Company has excluded the impact of direct incremental costs related to our decision to wind down our business operations in Russia. We believe that these direct and incremental costs are inconsistent and infrequent in nature. Consequently, our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Stock-based compensation: Although stock-based compensation is a key incentive offered to our employees, we have excluded the effect of these expenses from the calculation of adjusted operating income and adjusted EBITDA. This is due to their primarily non-cash nature; in addition, the amount and timing of these expenses may be highly variable and unpredictable, which may negatively affect comparability between periods.
•Depreciation and Adjusted depreciation: Our adjusted operating income (loss) excludes the impact of accelerated depreciation for certain restructuring projects that affect the expected useful lives of Property, Plant and Equipment, as such charges vary significantly based on the size and timing of the programs. Further, we have excluded adjusted depreciation, which represents depreciation expense net of accelerated depreciation charges, from our adjusted EBITDA. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Other (income) expense: The Company has excluded the impact of pension curtailment (gains) and losses and pension settlements as such events are triggered by our restructuring and other business realignment activities and the amount of such charges vary significantly based on the size and timing of the programs. Further, we have excluded realized and unrealized gains and losses on the investment in Wella, as our management believes these unrealized gains and losses do not reflect our underlying ongoing business, and the adjustment of such impact helps investors and others compare and analyze performance from period to period. Such transactions do not reflect our operating results and we have excluded the impact as our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Noncontrolling interest: This adjustment represents the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interests based on the relevant noncontrolling interest percentage.
•Tax: This adjustment represents the impact of the tax effect of the pretax items excluded from Adjusted net income (loss). The tax impact of the non-GAAP adjustments is based on the tax rates related to the jurisdiction in which the adjusted items are received or incurred. Additionally, adjustments are made for the tax impact of any intra-entity transfer of assets and liabilities. Also, in connection with our market exit in Russia, we have adjusted for the release of tax charges previously taken related to certain direct incremental impacts of the decision.
The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted gross profit to gross profit, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the tables entitled “Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income” and "Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income by Segment." For a reconciliation of adjusted effective tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income (Loss) Before Income Taxes and Effective Tax Rates to Adjusted Income Before

Income Taxes and Adjusted Effective Tax Rates.” For a reconciliation of adjusted net income and adjusted net income margin to net income (loss), see the table entitled “Reconciliation of Reported Net Income (Loss) to Adjusted Net Income.”
The Company also presents free cash flow, adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"), and Financial Net Debt. Management believes that these measures are useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow is defined as net cash provided by operating activities less capital expenditures; adjusted EBITDA is defined as adjusted operating income, excluding adjusted depreciation and non-cash stock-based compensation. Net debt or Financial Net Debt (which the Company referred to as "net debt" in prior reporting periods) is defined as total debt less cash and cash equivalents. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” for adjusted EBITDA, see the table entitled “Reconciliation of Adjusted Operating Income to Adjusted EBITDA” and for Financial Net Debt, see the tables entitled “Reconciliation of Total Debt to Financial Net Debt.”
We operate on a global basis, with the majority of our net revenues generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect our results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented in “constant currency”, excluding the impact of foreign currency exchange translations to provide a framework for assessing how our underlying businesses performed excluding the impact of foreign currency exchange translations. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We calculate constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using prior year foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information we present may not be comparable to similarly titled measures reported by other companies.
These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, non-cash stock-based compensation, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

- Tables Follow -

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,
(in millions, except per share data)	2026	2025
Net revenues	$1,555.2	$1,577.2
Cost of sales	570.4	560.4
as % of Net revenues	36.7%	35.5%
Gross profit	984.8	1,016.8
Gross margin	63.3%	64.5%

Selling, general and administrative expenses	779.6	793.5
as % of Net revenues	50.1%	50.3%
Amortization expense	33.6	39.3
Restructuring costs	(0.3)	(1.0)
Loss (gain) on brand exit	1.5	—
Operating income	170.4	185.0
as % of Net revenues	11.0%	11.7%
Interest expense, net	31.2	46.6
Other (income) expense, net	(18.2)	31.3
Income before income taxes	157.4	107.1
as % of Net revenues	10.1%	6.8%
Provision for income taxes	45.0	33.1
Net income	112.4	74.0
as % of Net revenues	7.2%	4.7%
Net income attributable to noncontrolling interests	1.5	2.1
Net income attributable to redeemable noncontrolling interests	1.4	4.0
Net income attributable to Coty Inc.	$109.5	$67.9
Amounts attributable to Coty Inc.
Net income	$109.5	$67.9
Convertible Series B Preferred Stock dividends	(3.3)	(3.3)
Net income attributable to common stockholders	$106.2	$64.6

Earnings per common share:
Basic for Coty Inc.	$0.12	$0.07
Diluted for Coty Inc.(a)	$0.12	$0.07
Weighted-average common shares outstanding:
Basic	880.6	872.8
Diluted(a)(b)	882.7	876.3

Depreciation - Coty Inc.	$53.7	$55.6
(a)Diluted EPS is adjusted by the effect of dilutive securities, including awards under the Company's equity compensation plans, the convertible Series B Preferred Stock, and the Forward Repurchase Contracts. When calculating any potential dilutive effect of stock options, Series A Preferred Stock, restricted stock, RSUs and PRSUs, the Company uses the treasury method and the if-converted method for the Convertible Series B Preferred Stock and the Forward Repurchase Contracts. The treasury method typically does not adjust the net income attributable to Coty Inc., while the if-converted method requires an adjustment to reverse the impact of the preferred stock dividends of $3.3, and to reverse the impact of fair market value gains/(losses) for contracts with the option to settle in shares or cash of $14.8 and $(26.5), respectively, if dilutive, for the three months ended September 30, 2026 and 2025 on net income applicable to common stockholders during the period.
(b)For the three months ended September 30, 2026 and 2025, outstanding stock options with rights to purchase 2.6 million and 3.4 million shares of Common Stock were anti-dilutive and excluded from the computation of diluted EPS.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended September 30, 2026
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,555.2	$—	$1,555.2
Gross profit	984.8	—	984.8
Gross margin	63.3%		63.3%
Operating income	170.4	50.1	220.5
as % of Net revenues	11.0%		14.2%
Net income attributable to common stockholders	106.2	39.9	146.1
as % of Net revenues	6.8%		9.4%
Adjusted EBITDA			274.2
as % of Net revenues			17.6%

EPS (diluted)	$0.12		$0.16

Adjusted diluted EPS includes $0.01 help related to the net impact of the Total Return Swaps in the three months ended September 30, 2026.

	Three Months Ended September 30, 2025
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,577.2	$—	$1,577.2
Gross profit	1,016.8	—	1,016.8
Gross margin	64.5%		64.5%
Operating income	185.0	55.5	240.5
as % of Net revenues	11.7%		15.2%
Net income attributable to common stockholders	64.6	41.4	106.0
as % of Net revenues	4.1%		6.7%
Adjusted EBITDA			296.1
as % of Net revenues			18.8%

EPS (diluted)	$0.07		$0.12
Adjusted diluted EPS includes $0.03 hurt related to the net impact of the Total Return Swaps in the three months ended September 30, 2025.

(a) See “Reconciliation of Reported Net (Loss) Income, Adjusted Operating Income and Adjusted EBITDA for Coty Inc” and “Reconciliation of Reported Net (Loss) Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA

COTY INC.	Three Months Ended September 30,
(in millions)	2026	2025	Change
Net income	$112.4	$74.0	52%
Net income margin	7.2%	4.7%
Provision for income taxes	45.0	33.1	36%
Income before income taxes	$157.4	$107.1	47%
Interest expense, net	31.2	46.6	(33%)
Other (income) expense, net	(18.2)	31.3	<(100%)
Reported Operating income	$170.4	185.0	(8%)
Reported operating income margin	11.0%	11.7%
Amortization expense	33.6	39.3	(15%)
Restructuring and other business realignment costs	8.1	1.7	>100%
Stock-based compensation	7.2	14.5	(50%)
Loss (Gain) on brand exit and early license termination costs	1.2	—	N/A
Total adjustments to reported operating income	50.1	55.5	(10%)
Adjusted Operating income	$220.5	$240.5	(8%)
Adjusted operating income margin	14.2%	15.2%
Adjusted depreciation	53.7	55.6	(3%)
Adjusted EBITDA	$274.2	$296.1	(7%)
Adjusted EBITDA margin	17.6%	18.8%

RECONCILIATIONS OF SEGMENT REPORTED OPERATING INCOME (LOSS) TO SEGMENT ADJUSTED OPERATING INCOME (LOSS) AND SEGMENT ADJUSTED EBITDA

OPERATING INCOME, ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA- PRESTIGE SEGMENT

	Three Months Ended September 30,
(in millions)	2026	2025	Change %
Reported operating income	$211.0	$208.9	1%
Reported operating income margin	19.9%	19.5%
Amortization expense	24.5	30.1	(19%)
Total adjustments to reported operating income	24.5	30.1	(19%)
Adjusted operating income	$235.5	239.0	(1%)
Adjusted operating income margin	22.3%	22.3%
Adjusted depreciation	27.0	28.6	(6%)
Adjusted EBITDA	$262.5	267.6	(2%)
Adjusted EBITDA margin	24.8%	25.0%

OPERATING LOSS, ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA- CONSUMER BEAUTY SEGMENT

	Three Months Ended September 30,
(in millions)	2026	2025	Change %
Reported operating loss	$(24.1)	$(7.7)	<(100%)
Reported operating loss margin	(4.9%)	(1.5%)
Amortization expense	9.1	9.2	(1%)
Total adjustments to reported operating loss	9.1	9.2	(1%)
Adjusted operating (loss) income	$(15.0)	1.5	<(100%)
Adjusted operating (loss) income margin	(3.0%)	0.3%
Adjusted depreciation	26.7	27.0	(1%)
Adjusted EBITDA	$11.7	28.5	(59%)
Adjusted EBITDA margin	2.4%	5.6%
OPERATING LOSS, ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA- CORPORATE SEGMENT

	Three Months Ended September 30,
(in millions)	2026	2025	Change %
Reported operating loss	$(16.5)	$(16.2)	(2)%
Reported operating loss margin	N/A	N/A
Restructuring and other business realignment costs	8.1	1.7	>100%
Stock-based compensation	7.2	14.5	(50%)
Loss (Gain) on brand exit and early license termination costs	1.2	—	N/A
Total adjustments to reported operating loss	16.5	16.2	2%
Adjusted operating income	$—	$—	N/A
Adjusted operating income margin	N/A	N/A
Adjusted depreciation	—	—	N/A
Adjusted EBITDA	$—	$—	N/A
Adjusted EBITDA margin	N/A	N/A

RECONCILIATION OF REPORTED (LOSS) INCOME BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES AND ADJUSTED EFFECTIVE TAX RATES FOR COTY INC.

	Three Months Ended September 30, 2026			Three Months Ended September 30, 2025
(in millions)	Income before income taxes	Provision for Income Taxes	Effective tax rate	Income before income taxes	Provision for Income Taxes	Effective tax rate
Reported Income before income taxes	$157.4	$45.0	28.6%	$107.1	$33.1	30.9%
Adjustments to Reported Operating Income (a)	50.1			55.5
Change in fair value of investment in Wella Company (c)	—			(1.0)
Total Adjustments (b)	50.1	8.5		54.5	11.4
Adjusted (Loss) Income before income taxes	$207.5	$53.5	25.8%	$161.6	$44.5	27.5%

The adjusted effective tax rate was 25.8% for the three months ended September 30, 2026 compared to 27.5% for the three months ended September 30, 2025. The difference is primarily due to The Company recognizing a loss on the forward repurchase contracts in the prior period and a gain in the current period.

(a) See a description of adjustments under “Reconciliation of Reported Net Income to Adjusted Operating Income and Adjusted EBITDA for Coty Inc."
(b) The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax expense/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non-GAAP measure of profitability.
(c) For the three months ended September 30, 2025, the amount represents the unrealized (gain) loss recognized for the change in fair value of the investment in the Wella Company.

RECONCILIATION OF REPORTED NET (LOSS) INCOME TO ADJUSTED NET INCOME FOR COTY INC.

	Three Months Ended September 30,
(in millions)	2026	2025	Change
Net income attributable to Coty Inc.	$109.5	$67.9	61%
Convertible Series B Preferred Stock dividends (c)	(3.3)	(3.3)	—%
Reported Net income attributable to common stockholders	$106.2	$64.6	64%
% of Net revenues	6.8%	4.1%
Adjustments to Reported Operating income (a)	50.1	55.5	(10%)
Change in fair value of investment in Wella Company (d)	—	(1.0)	100%
Adjustments to noncontrolling interests (b)	(1.7)	(1.7)	—%
Change in tax provision due to adjustments to Reported Net Income attributable to Coty Inc.	(8.5)	(11.4)	25%
Adjusted Net income attributable to Coty Inc.	$146.1	$106.0	38%
% of Net revenues	9.4%	6.7%

Per Share Data
Adjusted weighted-average common shares
Basic	880.6	872.8
Diluted (c)(e)	906.4	876.3
Adjusted Net income attributable to Coty Inc. per Common Share
Basic	$0.17	$0.12
Diluted (c)	$0.16	$0.12

 Adjusted diluted EPS includes $0.01 help related to the net impact of the Total Return Swaps in the three months ended September 30, 2026. Adjusted diluted EPS includes $0.03 hurt related to the net impact of the Total Return Swaps in the three months ended September 30, 2025.

(a)See a description of adjustments under “Net (Loss) Income, Adjusted Operating Income and Adjusted EBITDA for Coty Inc.”
(b)The amounts represent the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interest based on the relevant noncontrolling interest percentage in the Condensed Consolidated Statements of Operations.
(c)Diluted EPS is adjusted by the effect of dilutive securities, including awards under the Company's equity compensation plans, the Convertible Series B Preferred Stock, and the Forward Repurchase Contracts. When calculating any potential dilutive effect of stock options, Series A Preferred Stock, restricted stock, and RSUs, the Company uses the treasury method and the if-converted method for the Convertible Series B Preferred Stock and the Forward Repurchase Contracts. The treasury method typically does not adjust the net income attributable to Coty Inc., while the if-converted method requires an adjustment to reverse the impact of the preferred stock dividends of $3.3, and to reverse the impact of fair market value gains/(losses) for contracts with the option to settle in shares or cash of $14.8 and $(26.5), respectively, if dilutive, for the three months ended September 30, 2026 and 2025 on net income applicable to common stockholders during the period.
(d)For the three months ended September 30, 2025, this represents unrealized loss recognized for the change in fair value of the investment in Wella Company.
(e)Adjusted Diluted EPS is adjusted by the effect of dilutive securities. For the three months ended September 30, 2026 and 2025, no dilutive shares of the Forward Repurchase Contracts were included in the computation of adjusted diluted EPS as their inclusion would be anti-dilutive. Accordingly, we did not reverse the impact of the fair market value gains/(losses) for contracts with the option to settle in shares or cash of $14.8 and $(26.5), respectively. For the three months ended September 30, 2026, as the Convertible Series B Preferred Stock was dilutive, an adjustment to reverse the impact of the preferred stock dividends of $3.3 was required. For the three months ended September 30, 2025, Convertible Series B Preferred Stock (23.7 million weighted average dilutive shares) was anti-dilutive. Accordingly, we excluded these shares from the diluted shares and did not adjust the earnings for the related dividend of $3.3.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

COTY INC.	Three Months Ended September 30,
(in millions)	2026	2025
Net cash provided by operating activities	$130.4	$65.2
Capital expenditures	(45.8)	(54.0)
Free cash flow	$84.6	$11.2
RECONCILIATION OF TOTAL DEBT TO FINANCIAL NET DEBT

COTY INC.	As of
(in millions)	September 30, 2026
Total debt[1]	$2,787.0
Less: Cash and cash equivalents	210.6
Financial Net debt	$2,576.4

1 Total debt is derived from footnote 11 from the Form 10-Q for the quarter-ended September 30, 2026 and includes both the Company's short-term and long-term debt (including the current portion of long-term debt)

RECONCILIATION OF TTM(a) NET (LOSS) INCOME TO ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA

					Twelve months ended
	December 31, 2025	March 31, 2026	June 30, 2026	September 30, 2026	September 30, 2026
(in millions)
Net (loss) income	$(116.2)	$(405.7)	$(142.3)	$112.4	$(551.8)
(Benefit) Provision for income taxes on continuing operations	$(52.4)	$(53.2)	$52.5	$45.0	$(8.1)
(Loss) Income before income taxes	$(168.6)	$(458.9)	$(89.8)	$157.4	$(559.9)
Interest expense, net	$41.4	$33.7	$33.5	$31.2	$139.8
Other (income) expense, net	$275.4	$53.2	$13.6	$(18.2)	$324.0
Reported operating (loss) income	$148.2	$(372.0)	$(42.7)	$170.4	$(96.1)
Amortization expense	$74.1	$74.5	$74.1	$33.6	$256.3
Restructuring and other business realignment costs	$14.3	$0.5	$3.1	$8.1	$26.0
Stock-based compensation	$18.0	$6.9	$6.8	$7.2	$38.9
Asset impairment charges	$—	$362.8	$—	$—	$362.8
Loss (Gain) on brand exit and early license termination costs	$19.7	$(0.3)	$(1.8)	$1.2	$18.8
Total adjustments to reported operating loss	$126.1	$444.4	$82.2	$50.1	$702.8
Adjusted operating income	$274.3	$72.4	$39.5	$220.5	$606.7
Add: Adjusted depreciation(b)	$55.9	$54.6	$54.1	$53.7	$218.3
Adjusted EBITDA	$330.2	$127.0	$93.6	$274.2	$825.0
(a)Trailing twelve months (TTM) net (loss) income from continuing operations, reported operating income, adjusted operating income, and adjusted EBITDA represents the summation of each of these financial metrics for the quarters ended September 30, 2026, June 30, 2026, March 31, 2026, and December, 31, 2025.
(b)Adjusted depreciation for the twelve months ended September 30, 2026 represents depreciation expense for Coty Inc for the period, excluding accelerated depreciation.

COMPARISON OF TOTAL DEBT/NET (LOSS) INCOME TO FINANCIAL NET DEBT/ADJUSTED EBITDA

			Numerator
			Total Debt	Financial Net Debt(c)
			$2,787.0	$2,576.4
Denominator	TTM Net loss(b)	$(551.8)	5.1	N/R(d)
	TTM Adjusted EBITDA(a)	$825.0	N/R(d)	3.1
(a)TTM Adjusted EBITDA for the twelve months ended September 30, 2026 represents the summation of Adjusted EBITDA for each of the quarters ended September 30, 2026, June 30, 2026, March 31, 2026, and December, 31, 2025. For a reconciliation of adjusted operating income to operating income for Coty Inc. for each of those periods, see the table entitled "Reconciliation of TTM of Net (Loss) Income to Adjusted Operating Income to Adjusted EBITDA" for each of those periods.
(b)TTM net (loss) for the twelve months ended September 30, 2026 represents the summation of net (loss) income for each of the quarters ended September 30, 2026, June 30, 2026, March 31, 2026, and December, 31, 2025.
(c)Financial Net Debt equals Total Debt minus Cash and cash equivalents as of September 30, 2026. See table titled "Reconciliation of Total Debt to Financial Net Debt".
(d)Not relevant.

RECONCILIATION OF REPORTED NET REVENUES TO LIKE-FOR-LIKE NET REVENUES

	Three Months Ended September 30, 2026 vs. Three Months Ended September 30, 2025 Net Revenue Change
Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures(a)	LFL
Prestige	(1)%	(1)%	—%	(1)%
Consumer Beauty	(2)%	(3)%	—%	(3)%
Total Continuing Operations	(1)%	(2)%	—%	(2)%

(a)There are no acquisitions, divestitures, early license terminations or market exits that would impact the comparability of financial results presented above.

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	September 30, 2026	June 30, 2026
ASSETS
Current assets:
Cash and cash equivalents	$210.6	$176.1
Restricted cash	12.8	12.8
Trade receivables, net	703.7	525.8
Inventories	874.5	838.7
Prepaid expenses and other current assets	368.9	364.3
Total current assets	2,170.5	1,917.7
Property and equipment, net	626.4	650.0
Goodwill	3,798.1	3,809.7
Other intangible assets, net	2,731.7	2,775.6
Operating lease right-of-use assets	229.7	226.9
Other noncurrent assets	797.8	820.5
TOTAL ASSETS	$10,354.2	$10,200.4

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,952.1	$1,875.0
Short-term debt and current portion of long-term debt	2.1	14.4
Other current liabilities	927.2	651.1
Total current liabilities	2,881.4	2,540.5
Long-term debt, net	2,748.5	3,033.4
Long-term operating lease liabilities	183.0	182.9
Other noncurrent liabilities	1,059.6	1,064.5
TOTAL LIABILITIES	6,872.5	6,821.3

CONVERTIBLE SERIES B PREFERRED STOCK	142.4	142.4
REDEEMABLE NONCONTROLLING INTERESTS	62.3	74.7
Total Coty Inc. stockholders’ equity	3,106.8	2,989.7
Noncontrolling interests	170.2	172.3
Total equity	3,277.0	3,162.0
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY	$10,354.2	$10,200.4

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended September 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$112.4	$74.0

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	87.3	94.9
Non-cash lease expense	15.8	15.8
Deferred income taxes	25.5	14.6
Provision for bad debts	5.0	4.2
Provision for pension and other post-employment benefits	2.5	2.8
Share-based compensation	7.2	14.5
Other	(20.9)	29.7
Change in operating assets and liabilities:
Trade receivables	(186.5)	(230.2)
Inventories	(38.4)	(11.0)
Prepaid expenses and other current assets	11.0	24.7
Accounts payable and accrued expenses	96.1	35.3
Other current liabilities	25.2	30.3
Operating lease liabilities	(16.0)	(15.6)
Other assets and liabilities, net	4.2	(18.8)
Net cash provided by operating activities	130.4	65.2
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(45.8)	(54.0)
Proceeds from brand exit and sale of other long-lived assets	250.0	0.2
Net cash provided by (used in) investing activities	204.2	(53.8)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments of short-term debt	(12.5)	—
Proceeds from revolving loan facilities	424.7	536.7
Repayments of revolving loan facilities	(708.0)	(475.3)
Dividend payment on Class A Common Stock and Series B Preferred Stock	(3.3)	(3.3)
Net proceeds from (payments of) foreign currency contracts	5.2	(2.6)
Payments related to forward repurchase contracts, including hedge valuation adjustments	(1.0)	(58.1)
Distributions to noncontrolling interests	(3.9)	(3.7)
All other	(0.7)	(1.3)
Net cash used in financing activities	(299.5)	(7.6)
EFFECT OF EXCHANGE RATES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(0.6)	(1.1)
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	34.5	2.7
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	188.9	270.4
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	$223.4	$273.1